Exhibit 99.1

IHT DECLARES 56TH CONSECUTIVE ANNUAL DIVIDEND AS HOTEL REVENUES SURGE

Phoenix, AZ, January 21, 2026 - InnSuites Hospitality Trust (NYSE American: IHT) On January 12, 2026, the Board of Trustees of InnSuites Hospitality Trust (NYSE Am: IHT), announced a semi-annual dividend of $0.01 per share payable on February 9, 2026, to shareholders of record as of January 27, 2026, extending an uninterrupted continuous 56-year history of annual dividends. InnSuites Hotel operations continue to remain strong, with a combined revenue total in December for the two hotels of $536,399.

We are also pleased to report record revenues for the two hotels combined for the month of December 2025, and project record hotel total Revenues for our IHT hotels for the 2026 Fiscal Year ending January 31, 2026. The 2026 Fiscal Year (February 1, 2025, through January 31, 2026) total Revenues are anticipated to exceed $7.54 million. The IBC Hotels diversification project, along with the UniGen diversified efficient clean energy investment both are making positive strides forward. IHT is also interested in pursuing other potential diversification investment opportunities, as well.

For more information, visit www.innsuitestrust.com and www.innsuites.com.

Forward-Looking Statements

With the exception of historical information, matters discussed in this news release may include “forward-looking statements” within the meaning of the federal securities laws. All statements regarding IHT’s review and exploration of potential strategic, operational, and structural alternative diversification investments, and expected associated costs and benefits are forward-looking. Actual developments and business decisions may differ materially from those expressed or implied by such forward-looking statements. Important factors, among others, that could cause IHT’s actual results and future actions to differ materially from those described in forward-looking statements include economic effects of tariffs, the uncertain outcome, impact, effects and results of IHT’s success in finding qualified purchasers for its hospitality real estate, or a reverse merger partner, the success of additional financing and timing of the UniGen clean energy, IBC, and other potential diversification innovations, the continuation of semi-annual dividends in the year(s) ahead, collections of receivables, and other risks discussed in IHT’s SEC filings. IHT expressly disclaims any obligation to update any forward-looking statement contained in this news release to reflect events or circumstances that may arise after the date hereof, all of which are expressly qualified by the foregoing, other than as required by applicable law.

FOR FURTHER INFORMATION:

Marc Berg, Executive Vice President

602-944-1500

email: mberg@innsuites.com

INNSUITES HOTEL CENTRE

1730 E. NORTHERN AVENUE, #122

Phoenix, Arizona 85020